CONTACT: Patty Morris, Chief Financial Officer VA Software Corporation (510) 687-7125 pmorris@vasoftware.com

VA SOFTWARE’S REPORTED GAAP NET LOSS IMPROVES
DUE TO AN ADJUSTMENT
IN NON-CASH STOCK OPTION EXPENSES
FOR THE FIRST QUARTER OF FISCAL YEAR 2007

FREMONT, CA —December 4, 2006 — VA Software Corporation (Nasdaq: LNUX), the online media, software, and e-commence leader in community-driven Open Source innovation, today filed a current report on Form 8-K in order to furnish corrections to the Condensed Consolidated Statements of Operations and Balance Sheet included in its press release dated November 28, 2006 announcing VA Software’s financial results for its first fiscal quarter of 2007, ended October 31, 2006. Specifically, the Company corrected the calculations relating to FAS 123R stock option expenses for the first quarter.

The Condensed Consolidated Statements of Operations and Balance Sheet included in VA Software’s press release dated November 28, 2006 reported FAS 123R stock option expenses of $598,000, net loss of $336,000 and loss per share of $0.01. The corrected amount of $402,000 for FAS 123R stock option expenses decreased the cost of sales from $5,029,000 to $5,017,000 and decreased operating expenses from $6,310,000 to $6,126,000. As a result, the $336,000 net loss and loss per share of $0.01 reported on November 28, 2006 improved to a net loss of $140,000 and breakeven, respectively. VA Software’s cash position and pro forma results were not impacted. VA Software expects to file its Form 10-Q for its first fiscal quarter of 2007 on or before December 11, 2006.

About VA Software Corporation

VA Software Corporation is the online media, software and e-commerce leader in community-driven Open Source innovation. VA Software is the parent company of OSTG, Inc. (Open Source Technology Group) and the creator of SourceForge. For company information, visit www.vasoftware.com.

OSTG, Inc. (Open Source Technology Group) is the cornerstone of the Open Source movement and the leading online network for IT managers and development professionals. OSTG's technology-focused internet sites include Slashdot.org, SourceForge.net, ITManagersJournal.com, NewsForge.com, Linux.com and freshmeat.net. OSTG also owns ThinkGeek, Inc., the leading retailer for innovative technology products. The OSTG network serves over 32 million unique visitors a month*. For more information or to view the media kit online, visit www.ostg.com. (* Source: Google Analytics and Omniture, October 2006.)

SourceForge Enterprise Edition is the world's leading collaborative development application and is used by many Global 1000 companies for optimizing and managing distributed development within the IT and software development organizations. For more information, visit www.vasoftware.com/sourceforge/index.php.

Slashdot, freshmeat, ThinkGeek, and SourceForge.net are registered trademarks or trademarks of OSTG, Inc., in the United States and other countries. VA Software, SourceForge, and OSTG are trademarks or registered trademarks of VA Software Corporation in the United States and other countries. All other trademarks or product names are property of their respective owners.

NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations, and involve risks and uncertainties. Forward-looking statements include statements regarding the timing of VA Software’s filing of its Form 10-Q for its first fiscal quarter of 2007. Actual results may differ materially from those expressed or implied in such forward-looking statements due to various factors, including the risk factors sections of its Annual Report on Form 10-K for the fiscal year ended July 31, 2006, for further information regarding these and other risks of VA Software's business. All forward- looking statements included in this press release are based upon information available to VA Software as of the date hereof, and VA Software does not assume any obligations to update such statements or the reasons why actual results could differ materially from those projected in such statements.

VA Software Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended October 31,
	2006	2005

Online Media revenue	$3,703	$2,581
E-commerce revenue	4,461	3,586
Software revenue	2,136	1,421
Net revenue	10,300	7,588

Online Media cost of revenue	1,104	863
E-commerce cost of revenue	3,543	2,842
Software cost of revenue	370	276
Cost of revenue	5,017	3,981

Gross margin	5,283	3,607

Operating expenses:
Sales and marketing	2,603	2,231
Research and development	1,573	1,514
General and administrative	1,949	1,612
Amortization of intangible assets	1	1
Total operating expenses	6,126	5,358
Loss from continuing operations	(843)	(1,751)
Interest and other income, net	703	278
Loss from continuing operations	(140)	(1,473)
Income from discontinued operations	-	239
Net (loss)	$(140)	$(1,234)

Loss per share from continuing operations:
Basic and diluted	$0.00	$(0.02)

Earnings per share from discontinued operations:
Basic and diluted	$0.00	$0.00

Loss per share:
Basic and diluted	$0.00	$(0.02)

Shares used in computing earnings (loss) per share:
Basic and diluted	65,286	61,667

Reconciliation of net loss as reported	Three Months Ended October 31,
to pro forma net income (loss):	2006	2005

Loss from continuing operations - as reported	$(140)	$(1,473)
Non cash charges:
Stock-based compensation expense included in COGS	23	14
Stock-based compensation expense included in Op Ex.	379	205
Amortization of intangible assets	1	1
Income (loss) from continuing operations before non cash charges	$263	$(1,253)

Pro-forma earnings (loss) per share amounts:
Basic and diluted	$0.00	$(0.02)

Shares used in computing pro-forma per share amounts:
Basic	65,286	61,667
Diluted	68,051	61,667

VA Software Corporation
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	October 31, 2006	July 31, 2006

ASSETS

Current assets:
Cash, cash equivalents and short term investments	$47,175	$51,891
Accounts receivable, net	5,574	5,398
Inventories	3,570	1,091
Prepaid expenses and other current assets	1,732	1,026
Total current assets	58,051	59,406
Property and equipment, net	884	627
Long-term investments, including long-term restricted cash	5,612	2,152
Other assets	1,017	1,027
Total assets	$65,564	$63,212

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$2,710	$1,172
Accrued restructuring liabilities	1,592	1,592
Deferred revenue, current portion	2,154	2,320
Accrued liabilities and other	3,160	3,057
Total current liabilities	9,616	8,141
Accrued restructuring liabilities, net of current portion	4,117	4,515
Other long-term liabilities	1,162	1,178
Total liabilities	14,895	13,834

Stockholders' equity:
Common stock	66	65
Additional paid-in capital	791,853	790,433
Accumulated other comprehensive gain	(15)	(25)
Accumulated deficit	(741,235)	(741,095)
Total stockholders' equity	50,669	49,378
Total liabilities and stockholders' equity	$65,564	$63,212